                         [LETTERHEAD OF GARTNER GROUP]


                                                                   Exhibit 99.1

Dataquest


        April 30, 1999

        Matthew L. Warner
        Credit Suisse First Boston
        2400 Hanover Street
        Palo Alto, CA 94304

        Dear Mr. Warner,

        Per your discussion with Myron Kerstetter, Director of our Research Management Group, you have approval to use the following statistics as stated below (in bold) showing Dataquest Estimated Wireless Digital Handset/Subscribers at the end of 1998 and projected to the end of 2002.

        From Phone.com prospectus (page 37, paragraph 3, Growth of Wireless Telecommunications)

        "Advances in technology, changes in telecommunications regulations and the allocation and licensing of additional radio spectrum have contributed to this growth worldwide. Dataquest estimates that there were approximately 187 million digital wireless subscribers worldwide at the end of 1998 and that the number of such subscribers will grow to 590 million by the end of 2002."

        Attached are the Dataquest estimates.

        Sincerely,

        /s/ Marc C. Litvinoff

        Marc C. Litvinoff
        Senior Vice President
        Worldwide Operations


        Attachment

Table 2
Worldwide--Cellular Telephony Services
Subscribers by Digital Technology Type, 1993-2002
(Thousands of Subscribers)

-----------------------------------------------------------------------------------------

 Technology     1993       1994         1995         1996          1997         1998
-----------------------------------------------------------------------------------------
 GSM          1,525.0     5,152.9     13,342.9     32,828.1      71,116.5     114,777.3
 D-AMPS         182.4       714.7      1,968.1      3,736.6       7,053.7      15,232.3
 CDMA             0.0         0.0         10.0        802.2       8,001.0      21,427.9
 PDC              0.0       870.0      3,309.6     13,916.4      26,761.7      35,453.6
 Other
 Digital          0.0         0.0          0.0          0.0           0.0           0.0
 Total        1,707.5     6,737.6     18,630.7     51,283.4     112,932.9     186,891.1
-----------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------
                                                                         CAGR         CAGR
 Technology      1999          2000          2001          2002        1993-1997    1998-2002
---------------------------------------------------------------------------------------------
 GSM           164,580.5     217,203.7     273,123.7     330,000.6       161.2%        30.3%
 D-AMPS         27,140.9      44,337.7      64,628.4      87,390.9       150.3%        54.4%
 CDMA           39,099.5      65,160.6      95,405.1     131,935.1          NA         57.3%
 PDC            40,147.0      42,452.0      42,300.8      40,579.1          NA          3.4%
 Other
 Digital             0.0           0.0           0.0           0.0          NA           NA
 Total         270,967.9     369,154.0     475,458.1     589,905.8       185.2%        33.3%
----------------------------------------------------------------------------------------------

NA = not applicable
Source: Dataquest (January 1999 Estimates)